EXHIBIT 99.1

CMS Bancorp, Inc. Announces 2009 Annual Meeting of Shareholders

WHITE PLAINS, N.Y., Dec. 2, 2008 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB), the parent company of Community Mutual Savings Bank, announced today that its 2009 Annual Meeting of Shareholders (the "Annual Meeting") will be held on Thursday, February 19, 2009 at 3:00 p.m., Eastern time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601. At the Annual Meeting, shareholders will consider and vote upon (i) the election of candidates to the CMS Bancorp, Inc. Board of Directors, (ii) the ratification of the CMS Bancorp, Inc. independent registered public accountant, (iii) an amendment to CMS Bancorp, Inc.'s certificate of incorporation to effect a reduction in the number of authorized shares of common stock, $0.01 par value from 14,000,000 shares to 7,000,000 and (iv) transact any other business that may properly come before the Annual Meeting. Shareholders of record as of the close of business on January 2, 2008 will be eligible to vote at the Annual Meeting.

CMS Bancorp, Inc. operates through its banking subsidiary, Community Mutual Savings Bank, a federal savings bank, which maintains retail branches in Eastchester, Greenburgh, Mount Vernon and West Harrison, New York. Community Mutual Savings Bank's deposits are insured by the Federal Deposit Insurance Corporation. Further information on CMS Bancorp, Inc. can be found on the Community Mutual Savings Bank website at www.cmsbk.com.

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. CMS Bancorp, Inc. wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp, Inc. include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of Community Mutual Savings Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. CMS Bancorp, Inc. wishes to advise readers that the factors listed above could affect CMS Bancorp, Inc.'s financial performance and could cause CMS Bancorp, Inc.'s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. CMS Bancorp, Inc. and Community Mutual Savings Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          (914) 422-2700